Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among
RRI ENERGY, INC.,
RRI ENERGY HOLDINGS, INC.
and
MIRANT CORPORATION
Dated as of April 11, 2010

i

ii

Parent Disclosure Schedules
Company Disclosure Schedules
This filing excludes schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request by the Commission.

iii

          AGREEMENT AND PLAN OF MERGER, dated as of April 11, 2010 (this “Agreement”), by and among RRI Energy, Inc., a Delaware corporation (“Parent”), RRI Energy Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Mirant Corporation, a Delaware corporation (the “Company”).
W I T N E S S E T H:
          WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent;
          WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;
          WHEREAS, the Board of Directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend to its stockholders approval of the Stock Issuance;
          WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger;
          WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a plan of reorganization; and
          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
THE MERGER
          Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned subsidiary of Parent.
          Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.
          Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).
          Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.
          Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation.
          (a) At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.12.
          (b) At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.12.
          Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
          Section 1.8 Alternative Structures. The parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement, as long as any such alternative structure does not (a) impose any material delay on, or condition to, the consummation of the Merger, (b) cause any condition set forth in Article VI to not be capable of being satisfied (unless duly waived by the party entitled to the benefits thereof), or (c) adversely affect any of the parties hereto or either of the parties’ stockholders.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
          Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:
          (a) Conversion of Company Common Stock. Subject to Sections 2.1(b) and 2.1(d), each issued and outstanding share of common stock (including the Reserved Shares and together with the preferred share purchase rights (the “Company Rights”) granted pursuant to the Company Rights Agreement), par value $.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares shall thereupon be converted automatically into and shall thereafter represent the right to receive 2.835 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.001 per share (“Parent Common Stock”), including the preferred share purchase rights (the “Parent Rights”) granted pursuant to the Rights Agreement, dated January 15, 2001, between Parent and The Chase Manhattan Bank as Rights Agent (the “Parent Rights Agreement”), of Parent (the “Merger Consideration”). As a result of the Merger, at the Effective Time, each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such Shares which are issued and outstanding immediately prior to the Effective Time, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Shares in accordance with Section 2.2(b).
          (b) Cancellation of Shares. Each Share that is owned directly or indirectly by Parent or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time or held directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Effective Time (in each case, other than the Reserved Shares and any other Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

          (c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
          (d) Fractional Shares.
          (i) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d), a cash payment in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 2.2(b) (such excess, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the “NYSE”) in the manner provided in the following paragraph.
          (ii) The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

          (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Parent Common Stock without interest, subject to and in accordance with Section 2.2.
          (e) Adjustments to the Exchange Ratio. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the “Exchange Ratio” shall be references to the Exchange Ratio as so adjusted; provided, however, that nothing in this Section 2.1(e) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement. For the avoidance of doubt, the issuance or distribution of Reserved Shares shall not give rise to any adjustment under the terms of this Section 2.1(e).
          Section 2.2 Exchange of Shares.
          (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint an exchange agent mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares, the Restricted Shares and the Company RSUs, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). All certificates representing shares of Parent Common Stock (including the amount of any dividends or other distributions payable with respect thereto pursuant to Section 2.2(c) and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.1(d)) are hereinafter referred to as the “Exchange Fund.”
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company) and (ii) instructions for use in effecting the surrender of the Shares in exchange for certificates representing whole shares of Parent Common Stock (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued), cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.1(d)

and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by cash or check in lieu of fractional shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 2.1(d) and any dividends or distributions payable pursuant to Section 2.2(c), and the Shares so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the registration thereof that the surrendered Share be in proper form for transfer and that the person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(d) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(d) or Section 2.2(c).
          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.1(d), until such Share has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Share, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Restricted Shares or Company RSUs, such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Restricted Shares or Company RSUs, in respect of which such deduction and withholding were made.

          (d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(d) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Shares. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(d) and any dividends or distributions pursuant to Section 2.2(c).
          (f) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as disclosed in the Company SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:
          Section 3.1 Qualification, Organization, Subsidiaries, etc.
          (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Company Material Contracts, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) As used in this Agreement, a “Company Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (i) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, the industry or industries in which the Company or its Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local electric transmission or distribution systems, (C) any changes or developments in national, regional, state or local wholesale or retail electric power and capacity prices, (D) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, (E) any taking of any action at the written request of Parent or Merger Sub, (F) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, independent system operator, regional transmission organization or market administrator, (G) any changes in GAAP or accounting standards or interpretations thereof (except to the extent materially disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate), (H) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism (except to the extent materially disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate) or (I) any changes in the share price or trading volume of the Shares or in the Company’s credit rating, or the failure of the Company to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has resulted in a Company Material Adverse Effect); provided, however, that clause (D) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 3.3(c).
          (c) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Company Organizational Documents”).
          Section 3.2 Capital Stock.
          (a) The authorized capital stock of the Company consists of 1,500,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of April 8, 2010, (i) 311,866,593 shares of Company Common Stock were issued and 145,404,184 shares were outstanding, which includes all of the Restricted Shares outstanding as of such date and 837,187 shares of Company Common Stock held in reserve pursuant to the Plan of Reorganization (the “Reserved Shares”), (ii) 166,462,109 shares of Company Common Stock were held in treasury, (iii) 6,911,058 shares of Company Common Stock were issuable pursuant to the Company Stock Plans in respect of Company Stock Options and Company RSUs, (iv) no shares of Company Preferred Stock were issued or outstanding and (v) 100,000,000 shares of Company Preferred Stock were reserved and available for issuance pursuant to the Company Rights Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.
          (b) Except as set forth in subsection (a) above (and other than (i) 6,884,124 Shares issuable pursuant to the terms of outstanding awards under the Company Stock Plans, (ii) the outstanding Series A Warrants (the “Series A Warrants”) issued pursuant to the Warrant Agreement between the Company and Mellon Investors Services, LLC, dated as of January 3, 2006 (the “Warrant Agreement”), (iii) the outstanding Series B Warrants (the “Series B Warrants” and together with the Series A Warrants, the “Company Warrants”) issued pursuant to the Warrant Agreement, (iv) the obligations of the Company pursuant to that Series A Put Agreement, dated as of January 3, 2006, between the Company and Mirant Mid-Atlantic, LLC and that Series B Put Agreement, dated as of January 3, 2006, between the Company and Mirant Americas Generation, LLC, (v) the obligations of Mirant Americas, Inc. to redeem outstanding shares of the Series A Preferred Stock (“Series A Preferred Stock”) it has issued pursuant to that Certificate of Designation dated January 3, 2006, (vi) the obligations of Mirant Americas, Inc. to redeem outstanding shares of the Series B Preferred Stock (“Series B Preferred Stock”) it has issued pursuant to that Certificate of Designation dated January 3, 2006, (vii) Shares which may be issued under the Plan of Reorganization and (viii) Shares which may be issued upon the exchange of Company Rights pursuant to and accordance with the Company Rights Agreement), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.
          (c) Except for the Company Warrants and awards to acquire shares of Company Common Stock under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.
          (e) As of April 8, 2010, 26,867,652 Series A Warrants were issued and outstanding, entitling the holders thereof to purchase an aggregate of 26,867,652 shares of Company Common Stock at $21.87 per share (as such per share exercise price may be adjusted pursuant to the terms of the Warrant Agreement) and 7,050,644 Series B Warrants were issued and outstanding, entitling the holders thereof to purchase an aggregate of 7,050,644 shares of Company Common Stock at $20.54 per share (as such per share exercise price may be adjusted pursuant to the terms of the Warrant Agreement). The terms of each Company Warrant do not prohibit the assumption of the Company Warrants as provided in Section 5.7.
          (f) The Company has delivered or made available to Parent an accurate and complete copy of the Company Stock Plans and the forms of Company Stock Options, Restricted Shares or Company RSUs (collectively, “Company Equity Awards”). There have been no repricings of any Company Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Company Equity Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and no Company Equity Awards have been granted since March 11, 2010. None of the Company Stock Options was granted with an exercise price below or deemed to be below the per Share closing price on the NYSE on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Company Stock Options.
          Section 3.3 Corporate Authority Relative to this Agreement; No Violation.
          (a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has unanimously resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
          (b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the NYSE, (v) the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the “HSR Act”), (vi) the Federal Power Act, as amended (the “FPA”), and the approval of the Federal Energy Regulatory Commission (the “FERC”) thereunder (the “FERC Approval”), (vii) the New York Public Service Law, as amended, (the “PSL”) and the approval, or the determination that no approval is required, of the New York Public Service Commission (the “NYPSC”) thereunder, (viii) the rules and regulations of the California Public Utilities Commission (the “CPUC”), (ix) pre-approvals of license transfers by the Federal Communications Commission (the “FCC”) and (x) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (c) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company, (E) permitted under the agreements set forth on Section 3.3(c)(i)(E) of the Company Disclosure Schedules, or (F) which does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated (each of the foregoing, a “Company Permitted Lien”), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.4 Reports and Financial Statements.
          (a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2009 (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
          Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective.
          Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2009 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 3.7 Compliance with Law; Permits.
          (a) The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any Company Material Contract with any Governmental Entity, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 3.8 Environmental Laws and Regulations.
          (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and, to the knowledge of the Company, no investigation, action, claim, suit, proceeding or review is pending or is threatened by any Governmental Entity or other person relating to the Company or any Subsidiary of the Company or, to the knowledge of Company and its Subsidiaries, against any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2009 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all material permits required under Environmental Laws for the conduct of their business and compliance with the terms and conditions thereof), (iii) the

Company is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location, (iv) to the knowledge of the Company, there has been no release of Hazardous Materials at any real property currently or formerly owned, leased or operated by the Company or any Subsidiary of the Company or at any offsite disposal location used by the Company or any Subsidiary of the Company to dispose of any Hazardous Materials in concentrations or under circumstances that would require reporting or be reasonably likely to result in investigation, remediation or other corrective or response action by the Company or any Subsidiary of the Company or, to the knowledge of Company and its Subsidiaries, by any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, and (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law.
          (b) As used in this Agreement:
          (i) “Environment” means the indoor and outdoor environment, including but not limited to any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, building surfaces, plant or animal life and natural resources.
          (ii) “Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.
          (iii) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
          Section 3.9 Employee Benefit Plans.
          (a) Section 3.9(a) of the Company Disclosure Schedule lists all material Benefit Plans sponsored, maintained or contributed by the Company or any of its Subsidiaries (the “Company Benefit Plans”).

          (b) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than, in each case, such liabilities that arise solely out of, or relate solely to, the Benefit Plans, in the case of the Controlled Group Liabilities relating to the Company and its Affiliates, set forth on Section 3.9(a) of the Company Disclosure Schedule and, in the case of the Controlled Group Liabilities relating to Parent and its Affiliates, set forth on Section 4.9(a) of the Parent Disclosure Schedule.
          (c) The Company maintains no Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and neither the Company nor any other entity (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 4001(b) of ERISA has ever during the past six (6) years contributed to, been required to contribute to or otherwise had any obligation or liability in connection with such a multiple employer plan or multiemployer plan.
          (d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.
          (e) Each Company Benefit Plan has been operated in good faith compliance in all material respects with Section 409A of the Code and has since January 1, 2009 been operated in compliance in all material respects with Section 409A of the Code. Each Company Stock Option was granted with an exercise price not less than the fair market value of the underlying Company Common Stock on the date of grant. Except as set forth on Section 3.9(e) of the Company Disclosure Schedule, no director, officer, employee or service provider of the Company or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

          (f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).
          Section 3.10 Absence of Certain Changes or Events. Since December 31, 2009, (a) except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.
          Section 3.11 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity.
          Section 3.12 Information Supplied. None of the information provided by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement relating to the Company Stockholders’ Meeting and the proxy statement relating to the Parent Stockholders’ Meeting (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) will, at the date it is first mailed to the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Parent Stockholders’ Meeting) and the Form S-4 (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of the Company.

          Section 3.13 Regulatory Matters.
          (a) Each of the Company’s Subsidiaries that engages in the sale of electricity at wholesale is regulated as a “public utility” under the FPA and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates. Each of the Company’s Subsidiaries that directly owns generating facilities has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, an Exempt Wholesale Generator under the Public Utility Holding Company Act of 2005 (“PUHCA”) and pursuant to Part 366 of the FERC’s Rules and Regulations (18 C.F.R. Part 366 (2009)). There are no pending, or to the knowledge of the Company, threatened, judicial or administrative proceedings to revoke a Subsidiary’s market-based rate authorization or Exempt Wholesale Generator status, as applicable. To the knowledge of the Company, there are no facts that are reasonably likely to cause any of the Company’s Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization or any of the Company’s Subsidiaries that directly owns generating facilities to lose its status as an Exempt Wholesale Generator under PUHCA. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.
          (b) All filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the FPA, the Public Utility Holding Company Act of 1935 or PUHCA, the Department of Energy or any applicable state public utility commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 3.14 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
          (a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any deficiencies for any Tax from any taxing authority, against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents.
          (b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.
          (c) Neither the Company nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any person other than the Company and its Subsidiaries.
          (d) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.
          (f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.
          (g) The Company has made available to Parent or its legal or accounting representative copies of all federal and state income Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005.
          (h) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

          Section 3.15 Employment and Labor Matters.
          (a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (ii) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees; except, with respect to (ii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 3.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property owned by the Company or any of its Subsidiaries, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any Intellectual Property rights of any person, (c) as of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property owned by the Company or any of its Subsidiaries and (d) to the knowledge of the Company, no person is infringing any Intellectual Property owned by the Company or any of its Subsidiaries. As used in this Agreement, “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (i) trademarks, trade names, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations or applications for the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) registered and unregistered copyrights; and (iii) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof.

          Section 3.17 Real Property.
          (a) With respect to each material real property owned by the Company or any Subsidiary as of the date hereof (such property collectively, the “Company Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has marketable and insurable fee simple title to such Company Owned Real Property, free and clear of all Liens other than Company Permitted Liens and conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances” ), (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement (collectively, the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Company Leased Real Property”) at which the material operations of the Company or any of its Subsidiaries are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the Company Leased Real Property by the Company in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens and Permitted Encumbrances. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.18 Required Vote of the Company Stockholders. (a) The affirmative vote of a majority of the outstanding Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”), (b) the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (c) to the Company’s knowledge, no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws and regulations.
          Section 3.19 Rights Plan. The Company has taken all action necessary (a) to render the Rights Agreement, dated as of March 26, 2009, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Company Rights Agent”), as amended by the Amendment, dated February 25, 2010, by and between the Company and the Company Rights Agent (the “Company Rights Agreement”) inapplicable to the Merger, this Agreement and the transactions contemplated hereby or thereby, (b) to ensure that (i) neither Parent, Merger Sub nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement) by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby, including the Merger, and (ii) neither a “Share Acquisition Date” nor a “Distribution Date” (each as defined in the Company Rights Agreement) shall occur, in each case, by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby, including the Merger, and (c) to cause the Company Rights Agreement to terminate at the Effective Time without payment of any consideration to any holder of the Company Rights.
          Section 3.20 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes.
          Section 3.21 Material Contracts.
          (a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:
          (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
          (ii) any coal supply agreement, coal transportation agreement, construction agreement, power purchase or offtake agreement or fuel purchase agreement that is material to the Company and its Subsidiaries taken as a whole;

          (iii) any contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to (A) compete with any other person or (B) acquire or dispose of the securities of another person; and
          (iv) any contract (A) with an aggregate principal amount, or providing for an aggregate obligation, in excess of $50 million (1) evidencing Indebtedness of the Company or any of its Subsidiaries to any third party, (2) guaranteeing any such Indebtedness of a third party or (3) containing a covenant restricting the payment of dividends, or (B) having the economic effect of any of the items set forth in subclause (A) above.
     All contracts of the types referred to in clauses (i), (ii), (iii) and (iv) in this Section 3.22(a) are referred to herein as “Company Material Contracts.”
          (b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 3.22 Finders or Brokers. Except for J.P. Morgan Securities Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger, other than any fees incurred pursuant to arrangements entered into after the date of this Agreement in connection with obtaining the financing contemplated by Section 5.21. The Company has furnished to Parent accurate and complete copies of its agreements with J.P. Morgan Securities Inc. relating to the transactions contemplated by this Agreement.
          Section 3.23 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.

          Section 3.24 Derivative Products.
          (a) To the knowledge of the Company, all Derivative Products entered into for the account of the Company or any of its Subsidiaries since January 3, 2006 were entered into in accordance with (i) established risk parameters, limits and guidelines and in compliance with the risk management policies approved by the Board of Directors of the Company and in effect on the date hereof (the “Company Trading Policies”), with exceptions having been handled in all material respects according to the Company’s risk management processes as in effect at the time at which such exceptions were handled, to restrict the level of risk that the Company or any of its Subsidiaries is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Entity.
          (b) At no time since January 1, 2009 has the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Company Position”) not been within the risk parameters in all material respects that are set forth in the Company Trading Policies except for such Net Company Positions that have been subsequently corrected in accordance with the Company Trading Policies.
          (c) The Company has made available to Parent a true and complete copy of the Company Trading Policies, and the Company Trading Policies contain a true and correct description of the practice of the Company and its Subsidiaries with respect to Derivative Products, as of the date of this Agreement.
          (d) As used in this Agreement, “Derivative Product” means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, coal and other commodities, emissions allowances, renewable energy credits, currencies, interest rates and indices and (ii) forward contracts for delivery of electricity (including capacity and ancillary service products thereto), natural gas, crude oil, petcoke, lignite, coal and other commodities and emissions and renewable energy credits.
          Section 3.25 Reorganization Under the Code. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
          Section 3.26 No Additional Representations. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Except as disclosed in the Parent SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:
          Section 4.1 Qualification, Organization, Subsidiaries, etc.
          (a) Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Parent Material Contracts and is qualified to do business, and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (b) As used in this Agreement, a “Parent Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (i) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, the industry or industries in which Parent or its Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local electric transmission or distribution systems, (C) any changes or developments in national, regional, state or local wholesale or retail electric power and capacity prices, (D) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, (E)

any taking of any action at the written request of the Company, (F) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, independent system operator, regional transmission organization or market administrator, (G) any changes in GAAP or accounting standards or interpretations thereof (except to the extent materially disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate), (H) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism (except to the extent materially disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate) or (I) any changes in the share price or trading volume of the Parent Common Stock or in Parent’s credit rating, or the failure of Parent to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has resulted in a Parent Material Adverse Effect); provided, however, that clause (D) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 4.3(c).
          (c) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Parent Organizational Documents”).
          Section 4.2 Capital Stock.
          (a) The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 125,000,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock”). As of April 8, 2010, (i) 353,413,315 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) 8,637,476 shares of Parent Common Stock were issuable pursuant to employee and director stock plans of Parent (the “Parent Stock Plans”), (iv) no shares of Parent Preferred Stock were issued or outstanding and (v) 2,000,000 shares of Parent Preferred Stock were designated as Series A Preferred Stock and are available for issuance pursuant to the Parent Rights Agreement. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Parent Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.
          (b) Except as set forth in subsection (a) above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.
          (c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.
          (d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.
          (e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
          (f) Parent has delivered or made available to the Company an accurate and complete copy of the Parent Stock Plans, the forms of Parent Stock Options or Parent RSUs (collectively, “Parent Equity Awards”). There have been no repricings of any Parent Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Parent Equity Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and no Parent Equity Awards have been granted since March 4, 2010. None of the Parent Stock Options was granted with an exercise price below or deemed to be below fair market value on the date of grant. All grants of Parent Equity Awards were validly made and properly approved by the Board of Directors of Parent (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of Parent in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Parent Stock Options.
          Section 4.3 Corporate Authority Relative to this Agreement; No Violation.
          (a) Each of Parent and Merger Sub has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and by Parent, as the sole stockholder of Merger Sub and, except for the Parent Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the

Board of Directors of Parent has unanimously resolved to recommend that Parent’s stockholders approve the issuance of shares (the “Stock Issuance”) of Parent Common Stock in connection with the Merger (the “Parent Recommendation”). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.
          (b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Exchange Act , (iii) the Securities Act, (iv) the rules and regulations of the NYSE, (v) the HSR Act, (vi) the FPA and the FERC Approval, (vii) the PSL and the approval, or the determination that no approval is required, of the NYPSC thereunder, (viii) the rules and regulations of the CPUC, (ix) pre-approvals of license transfers by the FCC and (x) the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens, other than any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent, (E) permitted under the agreements set forth on Section 4.3(c)(i)(E) of the Parent Disclosure Schedule, or (F) which does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated (each of the foregoing, a “Parent Permitted Lien”), in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 4.4 Reports and Financial Statements.
          (a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2009 (the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
          Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective.
          Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2009 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 4.7 Compliance with Law; Permits.
          (a) Parent and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2009, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any Parent Material Contract with any Governmental Entity, necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 4.8 Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and, to the knowledge of Parent, no investigation, action, claim, suit, proceeding or review is pending or is threatened by any Governmental Entity or other person relating to Parent or any Subsidiary of Parent or, to the knowledge of Parent and its Subsidiaries, against any person or entity whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2009 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all material permits required under Environmental Laws for the conduct of their business and compliance with the terms and conditions thereof), (iii) Parent is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location, (iv) to the knowledge of Parent, there has been no release of Hazardous Materials at any real property currently or formerly owned, leased or operated by Parent or any Subsidiary of Parent or at any offsite disposal location used by Parent or any Subsidiary of Parent to dispose of any Hazardous Materials in concentrations or under circumstances that would require reporting or be reasonably likely to result in investigation, remediation or other corrective or response action by Parent or any Subsidiary of Parent or, to the knowledge of Parent and its Subsidiaries, by any person or entity whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, and (v) Parent is not party to any order, judgment or decree that imposes any obligations under any Environmental Law.
          Section 4.9 Employee Benefit Plans.
          (a) Section 4.9(a) of the Parent Disclosure Schedule lists all material Benefit Plans sponsored, maintained or contributed by Parent or any of its Subsidiaries (the “Parent Benefit Plans”).
          (b) Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service. Neither Parent nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent or any of its Subsidiaries following the Effective Time.
          (c) Parent maintains no Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Parent Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and neither Parent nor any other entity (whether or not incorporated) that, together with Parent, would be treated as a single employer under Section 4001(b) of ERISA has ever during the past six (6) years contributed to, been required to contribute to or otherwise had any obligation or liability in connection with a such a multiple employer plan or multiemployer plan.
          (d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.
          (e) Each Parent Benefit Plan has been operated in good faith compliance in all material respects with Section 409A of the Code and has since January 1, 2009 been operated in compliance in all material respects with Section 409A of the Code. Each Parent Stock Option was granted with an exercise price not less than the fair market value of the underlying Parent Common Stock on the date of grant. Except as set forth on Section 4.9(e) of the Parent Disclosure Schedule, no director, officer, employee or service provider of Parent or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.
          (f) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no pending or, to Parent’s knowledge, threatened claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits).
          Section 4.10 Absence of Certain Changes or Events. Since December 31, 2009, (a) except as otherwise contemplated by this Agreement, the businesses of Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.
          Section 4.11 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties at law or in equity and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity.
          Section 4.12 Information Supplied. None of the information provided by Parent or its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders’ Meeting or the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Company Stockholders’ Meeting) and the Form S-4 (other than the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Parent.

          Section 4.13 Regulatory Matters.
          (a) Each of Parent’s Subsidiaries that engages in the sale of electricity at wholesale is regulated as a “public utility” under the FPA and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates. Each of Parent’s Subsidiaries that directly owns generating facilities has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, an Exempt Wholesale Generator under PUHCA or the Public Utility Holding Act of 1935, as applicable, and pursuant to Part 366 of the FERC’s Rules and Regulations (18 C.F.R. Part 366 (2009)), if applicable. There are no pending, or to the knowledge of Parent, threatened, judicial or administrative proceedings to revoke a Subsidiary’s market-based rate authorization or Exempt Wholesale Generator status, as applicable. To the knowledge of Parent, there are no facts that are reasonably likely to cause any of Parent’s Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization or any of Parents Subsidiaries that directly own generating facilities to lose its status as an Exempt Wholesale Generator under PUHCA. Neither Parent nor any of its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.
          (b) All filings (other than immaterial filings) required to be made by Parent or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the FPA, the Public Utility Holding Company Act of 1935 or PUHCA, the Department of Energy or any applicable state public utility commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 4.14 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
          (a) Parent and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Parent SEC Documents for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any deficiencies for any Tax from any taxing authority, against Parent or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Parent SEC Documents.
          (b) Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Parent Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where Parent or one of its Subsidiaries has not filed Tax Returns claiming that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.
          (c) Neither Parent nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than Parent and its Subsidiaries) with respect to Taxes. Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with Parent or its Subsidiaries). To the knowledge of Parent, neither Parent nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any person other than Parent and its Subsidiaries.
          (d) Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (e) Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.
          (f) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.
          (g) Parent has made available to the Company or its legal or accounting representative copies of all federal income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005 and all state income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2006.
          Section 4.15 Employment and Labor Matters.
          (a) (i) Neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (ii) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (iii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees except, with respect to (ii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (b) Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither Parent nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by Parent (other than at the written direction of the Company or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 4.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) as of the date hereof, there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement by Parent or any of its Subsidiaries for their use of the Intellectual Property owned by Parent or any of its Subsidiaries, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe any Intellectual Property rights of any person, (c) as of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property owned by Parent or any of its Subsidiaries and (d) to the knowledge of Parent, no person is infringing any Intellectual Property owned by Parent or any of its Subsidiaries.
          Section 4.17 Real Property.
          (a) With respect to each material real property owned by Parent or any Subsidiary as of the date hereof (such property collectively, the “Parent Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has marketable and insurable fee simple title to such Parent Owned Real Property, free and clear of all Liens other than Parent Permitted Liens and Permitted Encumbrances, (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent in the operation of its business thereon. As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease and other agreement (collectively, the “Parent Real Property Leases”) under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Parent Leased Real Property”) at which the material operations of Parent or any of its Subsidiaries are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of the Parent Leased Real Property by Parent in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both would constitute a material breach or default under a Parent Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Parent Real Property Leases, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens and Permitted Encumbrances. As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Parent, there is no threatened, condemnation proceeding with respect to any Parent Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 4.18 Required Vote of Parent Stockholders; Merger Sub Approval.
          (a) The affirmative vote of holders of a majority of the outstanding Parent Common Stock present in person or represented by proxy at the Parent Stockholders’ Meeting, as required by Section 312.03 of the NYSE Listed Company Manual, is the only vote of holders of securities of Parent which is required to approve the Stock Issuance (the “Parent Stockholder Approval”) and no other vote of the holders of any class or series of Parent capital stock is necessary to approve the Stock Issuance or to approve this Agreement or the transactions contemplated hereby, including the Merger.
          (b) The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) submitted this Agreement for adoption by Parent, as the sole stockholder of Merger Sub. Parent, as the sole stockholder of Merger Sub, has duly approved and adopted this Agreement and the Merger.
          Section 4.19 Opinion of Financial Advisors. The Board of Directors of Parent has received the opinions of each of Goldman, Sachs & Co., Inc. and Morgan Stanley & Co. Incorporated, each to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following receipt of each such opinion in written form, furnish an accurate and complete copy of said opinion to the Company solely for informational purposes.
          Section 4.20 Material Contracts.
          (a) Except for this Agreement, the Parent Benefit Plans and agreements filed as exhibits to the Parent SEC Documents, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by:
          (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
          (ii) any coal supply agreement, coal transportation agreement, construction agreement, power purchase or offtake agreement or fuel purchase agreement that is material to Parent and its Subsidiaries taken as a whole;
          (iii) any contract imposing any material restriction on the right or ability of Parent or any of its Subsidiaries to (A) compete with any other person or (B) acquire or dispose of the securities of another person; and
          (iv) any contract (A) with an aggregate principal amount, or providing for an aggregate obligation, in excess of $50 million (1) evidencing Indebtedness of Parent or any of its Subsidiaries to any third party, (2) guaranteeing any such Indebtedness of a third party or (3) containing a covenant restricting the payment of dividends, or (B) having the economic effect of any of the items set forth in subclause (A) above.
     All contracts of the types referred to in clauses (i), (ii), (iii) and (iv) in this Section 4.20(a) are referred to herein as “Parent Material Contracts.”
          (b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 4.21 Finders or Brokers. Except for Goldman, Sachs & Co., Inc. and Morgan Stanley & Co. Incorporated, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this

Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger, other than any fees incurred pursuant to arrangements entered into after the date of this Agreement in connection with obtaining the financing contemplated by Section 5.21. Parent has furnished to the Company accurate and complete copies of its agreements with Goldman, Sachs & Co., Inc. and Morgan Stanley & Co. Incorporated relating to the transactions contemplated by this Agreement.
          Section 4.22 Insurance. Parent and its Subsidiaries maintain insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Neither Parent nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.
          Section 4.23 Derivative Products.
          (a) To the knowledge of Parent, all Derivative Products entered into for the account of Parent or any of its Subsidiaries since January 3, 2006 were entered into in accordance with (i) established risk parameters, limits and guidelines and in compliance with the risk management policies approved by the Board of Directors of Parent and in effect on the date hereof (the “Parent Trading Policies”), with exceptions having been handled in all material respects according to Parent’s risk management processes as in effect at the time at which such exceptions were handled, to restrict the level of risk that Parent or any of its Subsidiaries is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Entity.
          (b) At no time since January 1, 2009 has the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Parent Position”) not been within the risk parameters in all material respects that are set forth in the Parent Trading Policies except for such Net Parent Positions that have been subsequently corrected in accordance with the Parent Trading Policies.
          (c) Parent has made available to the Company a true and complete copy of the Parent Trading Policies, and the Parent Trading Policies contain a true and correct description of the practice of Parent and its Subsidiaries with respect to Derivative Products, as of the date of this Agreement.
          Section 4.24 Reorganization Under the Code. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
          Section 4.25 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of

Company Common Stock or any securities of any Subsidiary of the Company, and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
          Section 4.26 No Additional Representations. Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries.
ARTICLE V
COVENANTS AND AGREEMENTS
          Section 5.1 Conduct of Business by the Company.
          (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
          (b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:
          (i) except in the ordinary course of business or as disclosed in Section 5.1(b)(i) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company and/or its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries); provided, however, that, in the case of the Company, in no event shall the Company declare or pay any dividend or distribution on any of its shares of capital stock;
          (ii) except as otherwise permitted by this Agreement, shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;
          (iii) except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of the Company or any Subsidiary, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled) and (C) Indebtedness or guarantees thereof disclosed in Section 5.1(b)(iii) of the Company Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;
          (iv) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $50 million in the aggregate, except (A) as contemplated by the Company’s fiscal 2010 budget and capital expenditure plan, as attached to Section 5.1(b)(iv) of the Company Disclosure Schedule (the “Company 2010 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2010 fiscal year), or the Company’s fiscal 2011 budget and capital expenditure plan, as attached to Section 5.1(b)(iv) of the Company Disclosure Schedule (the “Company 2011 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2011 fiscal year), (B) as disclosed in Section 5.1(b)(iv) of the Company Disclosure Schedule or (C) as made in connection with any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company; provided, however, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the consummation of the Merger by the End Date;
          (v) except as disclosed in Section 5.1(b)(v) of the Company Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $50 million in the aggregate, except for (A) expenditures contemplated by the Company 2010 Budget (whether or not such capital expenditure is made during the 2010 fiscal year) or the Company 2011 Budget, (B) expenditures disclosed in Section 5.1(b)(v) of the Company Disclosure Schedule or (C) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;
          (vi) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;
          (vii) except as disclosed in Section 5.1(b)(vii) of the Company Disclosure Schedule or Company Benefit Plans, shall not, and shall not permit any of its Subsidiaries to, (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the Company’s directors, officers or employees, (B) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of the Company except (1) for agreements entered into with any newly-hired employees or (2) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (B) above or in the ordinary course of business consistent with past practice as would not result in a material increase in cost to the Company; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), other than with respect to the newly-hired employees in the ordinary course of business consistent with past practice, or (D) enter into or amend any collective bargaining agreements, except in the ordinary course of business consistent with past practice;
          (viii) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;
          (ix) except as disclosed in Section 5.1(a)(ix) of the Company Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;
          (x) except as disclosed in Section 5.1(a)(x) of the Company Disclosure Schedule shall not adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents, and shall not permit any of its Subsidiaries to adopt any material amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

          (xi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company RSUs outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (C) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with Section 5.1(b)(xi) of the Company Disclosure Schedule, (D) the issuance of shares of Company Common Stock pursuant to the exercise of Company Warrants issued pursuant to the Warrant Agreement and (E) issuances of shares of Company Common Stock pursuant to the terms of the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors, dated as of December 9, 2005, as confirmed by the United States Bankruptcy Court for the Northern District of Texas by order dated December 9, 2005 (the “Plan of Reorganization”);
          (xii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them (other than Series A Preferred Stock and Series B Preferred Stock pursuant to the terms of those Certificates of Designation dated June 3, 2006) or any rights, warrants or options to acquire any such shares;
          (xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except (A) for any Indebtedness incurred in the ordinary course of business (provided that incurring such Indebtedness would not reasonably be expected to interfere with the parties’ ability to obtain the Acceptable Financing), (B) for any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (C) for any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness (provided that incurring such Indebtedness would not reasonably be expected to interfere with the parties’ ability to obtain the Acceptable Financing), (D) for any guarantees by the Company of Indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of Indebtedness of the Company or any Subsidiary of the Company, which

Indebtedness is incurred in compliance with this Section 5.1(b), (E) as disclosed in Section 5.1(b)(xiii) of the Company Disclosure Schedule, (F) as required by Section 5.21 and (G) for any Indebtedness not to exceed $50 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(F); provided, however, that in the case of each of clauses (A)-(G) such Indebtedness does not impose or result in any additional restrictions or limitations on the Company or any of its Subsidiaries or, following the Closing, the Surviving Entity or any of its Subsidiaries, or subject the Company or any of its Subsidiaries or, following the Closing, the Surviving Entity or any of its Subsidiaries, to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which the Company or its Subsidiaries is not otherwise subject under the terms of any Indebtedness (other than any Indebtedness proposed to be repaid pursuant to Section 5.22 hereof) outstanding as of the date hereof;
          (xiv) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or as disclosed in Section 5.1(b)(xiv) of the Company Disclosure Schedule, shall not sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or non-cash assets, including the capital stock of Subsidiaries, except as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;
          (xv) the Company shall not take any action, and shall not permit any of its Subsidiaries to take any action, that would result in the Company or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;
          (xvi) shall not, and shall not permit any of its Subsidiaries to modify, amend, terminate or assign, or waive or assign any rights under any Company Material Contract, in any material respect in a manner which is adverse to the Company and its Subsidiaries, taken as a whole or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);
          (xvii) shall not, and shall not permit any of its Subsidiaries to, materially amend or terminate the Company Trading Policies or take any action that materially violates the Company Trading Policies or that causes the Net Company Position to be materially outside the risk parameters set forth in the Company Trading Policies;
          (xviii) except as disclosed in Section 5.1(b)(xvii) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (x) with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2009 included in the Company SEC Documents or (B) that do not exceed

$25 million in the aggregate, and (y) with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect; and
          (xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
“Indebtedness” means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such person, (c) all capitalized lease or leveraged lease obligations of such person or obligations of such person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such person pursuant to securitization or factoring programs or arrangements or (e) all “keep well” and other obligations or undertakings of such person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.
          Section 5.2 Conduct of Business by Parent.
          (a) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Parent shall (i) promptly notify the Company of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Parent Material Contract (or communications indicating that the same may be contemplated), and (ii) give prompt notice to the Company of any change, occurrence, effect, condition, fact, event, or circumstance known to Parent that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Parent Material Adverse Effect; provided, however, that no unintentional failure by Parent to provide a required notice under the last sentence of this Section 5.2(a) with respect to any matter that would not result in a failure of the conditions set forth in Section 6.2(a) shall result in a failure of the condition set forth in Section 6.2(b);
          (b) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent:

          (i) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Parent and/or its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by its Subsidiaries; provided, however, that, in the case of Parent, in no event shall Parent declare or pay any dividend or distribution on any of its shares of capital stock;
          (ii) except as otherwise permitted by this Agreement or as disclosed in Section 5.2(b)(ii) of the Parent Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries;
          (iii) except as otherwise permitted by this Agreement or for transactions between Parent and its Subsidiaries or among Parent’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of Parent or any Subsidiary, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled), and (C) Indebtedness or guarantees thereof disclosed in Section 5.2(b)(iii) of the Parent Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;
          (iv) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $50 million in the aggregate, except (A) as contemplated by Parent’s fiscal 2010 budget and capital expenditure plan, as attached to Section 5.2(b)(iv) of the Parent Disclosure Schedule (the “Parent 2010 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2010 fiscal year), or Parent’s fiscal 2011 budget and capital expenditure plan, which Parent may develop after the date hereof, which budget and capital expenditure plan shall not provide for total expenditures which are more than 110% of the total expenditures provided for in the Parent 2010 Budget (the “Parent 2011 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2011 fiscal year), (B) as required by contracts disclosed in Section 5.2(b)(iv) of the Parent Disclosure Schedule or (C) as made in connection with any transaction solely between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent; provided, however, that notwithstanding the foregoing, Parent shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the consummation of the Merger by the End Date;

          (v) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $50 million in the aggregate, except for (A) expenditures contemplated by the Parent 2010 Budget (whether or not such capital expenditure is made during the 2010 fiscal year) or the Parent 2011 Budget, (B) expenditures disclosed in Section 5.2(b)(v) of the Parent Disclosure Schedule or (C) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;
          (vi) except as disclosed in Section 5.2(b)(vi) of the Parent Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;
          (vii) except as disclosed in Section 5.2(b)(vii) of the Parent Disclosure Schedule or Parent Benefit Plans, shall not, and shall not permit any of its Subsidiaries to, (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to Parent’s directors, officers or employees, (B) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Parent except (1) for agreements entered into with any newly-hired employees or (2) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (B) above or in the ordinary course of business consistent with past practice as would not result in a material increase in cost to Parent; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), other than with respect to the newly-hired employees in the ordinary course of business consistent with past practice, or (D) enter into or amend any collective bargaining agreements, except in the ordinary course of business consistent with past practice;
          (viii) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Parent Benefit Plan;
          (ix) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;
          (x) except as provided in Section 5.20(a) or as disclosed in Section 5.2(b)(x) of the Parent Disclosure Schedule, shall not adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents, and shall not permit any of its Subsidiaries to adopt any material amendments to its certificate of incorporation or by-laws or similar applicable charter documents;
          (xi) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or as disclosed in Section 5.2(b)(xi) of the Parent Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Parent Common Stock in respect of any exercise of Parent Stock Options and settlement of any restricted share units or phantom shares with respect to shares of Parent Common Stock under a Parent Stock Plan (collectively, the “Parent RSUs”) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.2(b), (B) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes and (C) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with Section 5.2(b)(xi) of the Company Disclosure Schedule;
          (xii) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares;
          (xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except (A) for any Indebtedness incurred in the ordinary course of business (provided that incurring such Indebtedness would not reasonably be expected to interfere with the parties’ ability to obtain the Acceptable Financing), (B) for any Indebtedness among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (C) for any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness (provided that incurring such Indebtedness would not be expected to interfere with the parties’ ability to obtain the Acceptable Financing), (D) for any guarantees by Parent of Indebtedness of Subsidiaries of Parent or guarantees by Parent’s Subsidiaries of Indebtedness of Parent or any Subsidiary of Parent, which Indebtedness is incurred in compliance with this Section 5.2(b), (E) disclosed in Section 5.2(b)(xiii) of the Parent Disclosure Schedule, (F) as required by Section 5.21 and (G) for any Indebtedness not to exceed $50 million in aggregate principal amount outstanding at any time incurred by Parent or any of its Subsidiaries other than in accordance with clauses (A)-(F); provided, however, that in the case of each of clauses (A)-(G) such Indebtedness does not impose or result in any additional restrictions or limitations on Parent or any of its Subsidiaries or subject Parent or any of its Subsidiaries to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which Parent or any of its Subsidiaries is not otherwise subject under the terms of any Indebtedness (other than any Indebtedness proposed to be repaid pursuant to Section 5.22 hereof) outstanding as of the date hereof;
          (xiv) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or as disclosed in Section 5.2(b)(xiv) of the Parent Disclosure Schedule, shall not sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or non-cash assets, including the capital stock of Subsidiaries, except as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;
          (xv) except as disclosed in Section 5.2(b)(xv) of the Parent Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to modify, amend, terminate or assign, or waive or assign any rights under any Parent Material Contract, in any material respect in a manner which is adverse to Parent and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);
          (xvi) Parent shall not take any action, and shall not permit any of its Subsidiaries to take any action, that would result in Parent or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;
          (xvii) shall not, and shall not permit any of its Subsidiaries to, materially amend or terminate the Parent Trading Policies or take any action that materially violates the Parent Trading Policies or that causes the Net Parent Position to be materially outside the risk parameters set forth in the Parent Trading Policies;
          (xviii) except as disclosed in Section 5.2(b)(xvii) in the Parent Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (x) with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2009 included in the Parent SEC Documents or (B) that do not exceed $25 million in the aggregate, and (y) with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected individually or in the aggregate to have a Parent Material Adverse Effect; and

          (xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
          Section 5.3 Investigation.
          (a) Each of the Company and Parent shall afford the other party and to (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. The foregoing notwithstanding, neither the Company nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study) with respect to any property of the other party or any of the other party’s Subsidiaries.
          (b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material”, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of September 15, 2009, between the Company and Parent (the “Confidentiality Agreement”).
          Section 5.4 Non-Solicitation by the Company.
          (a) The Company agrees that neither it nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any person (other than Parent or Merger Sub), in connection with or in response to a Company Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Parent or Merger Sub) with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or any other agreement providing for any Company Acquisition Transaction (except as contemplated by Section 7.1(j)); provided, however, that this Section 5.4 shall not prohibit (A) the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to an unsolicited, written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably expected to result in a Company Superior Offer if (1) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (2) such Company Acquisition Proposal did not result from a breach of this Section 5.4(a), (3) the Company gives to Parent the notice required by Section 5.4(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person on substantially the same terms with respect to confidentiality as the Confidentiality Agreement; or (B) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.
          (b) The Company shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal or request (including providing the identity of the person making or submitting such Company Acquisition Proposal or request, and, (x) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof that is made or submitted by any person during the period between the date hereof and the Closing). The Company shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change). The Company agrees that it shall promptly provide to Parent any non-public information concerning itself or its Subsidiaries provided to any other person in connection with any Company Acquisition Proposal which was not previously provided to Parent.
          (c) Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent) that relate to any Company Acquisition Proposal.
          (d) Except as otherwise provided in Section 5.4(e) or Section 5.4(f), neither the Board of Directors of the Company nor any committee thereof may (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this Section 5.4(d), a “Company Change of Recommendation”).
          (e) Notwithstanding anything in this Agreement to the contrary, with respect to a Company Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, make a Company Change of Recommendation and terminate this Agreement pursuant to Section 7.1(j), if (and only if): (i) a written Company Acquisition Proposal (that did not result from a breach of Section 5.4(a)) is made to the Company by a third party, and such Company Acquisition Proposal is not withdrawn; (ii) the Company’s Board of Directors determines in good faith after consultation with its financial advisors that such Company Acquisition Proposal constitutes a Company Superior Offer; (iii) following consultation with outside legal counsel, the Company’s Board of Directors determines that the failure to make a Company Change of Recommendation or to terminate this Agreement pursuant to Section 7.1(j), would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable Laws; (iv) the Company provides Parent five (5) business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Company Superior Offer that is specified in Section 5.4(b); and (v) at the end of the five (5) business day period described in clause (iv), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that the Company Acquisition Proposal continues to be a Company Superior Offer and that the Company Change of Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Laws.
          (f) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving or relating to a Company Acquisition Proposal, from effecting a Company Change of Recommendation if (i) in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of the Company nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to a Company Acquisition Proposal), the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (ii) the Company has notified Parent in writing, at least five (5) business days in advance of such Company Change of Recommendation, that it is considering taking such action and specifying in reasonable detail the reasons therefor and (iii) during such five (5) business day period, the Company has considered and, at the reasonable request of Parent, engaged in discussions with Parent regarding, any adjustments proposed in writing by Parent in the terms and conditions of this Agreement, should Parent propose any such adjustments.
          (g) As used in this Agreement:
          (i) “Company Acquisition Proposal” means any bona fide offer, inquiry, proposal or indication of interest, whether or not in writing, received from a third party (other than an offer, inquiry, proposal or indication of interest by Parent or Merger

Sub or any of their respective Subsidiaries) relating to any Company Acquisition Transaction;
          (ii) “Company Acquisition Transaction” means any transaction or series of transactions involving: (A) any merger, consolidation, share exchange, recapitalization or business combination involving the Company; (B) any direct or indirect acquisition, sale or repurchase of securities, tender offer, exchange offer or other similar transaction or series of transactions which would result in a person or “Group” (as defined in the Exchange Act) of persons having direct or indirect beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding Company Common Stock; (C) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole; or (D) any liquidation or dissolution of the Company or any of its Subsidiaries; and
          (iii) “Company Superior Offer” means a written Company Acquisition Proposal to acquire at least (A) fifty (50%) of the equity securities of the Company or (B) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), in each case on terms that the Company’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing), after taking into account such factors (including timing, likelihood of consummation, legal, financial, regulatory and other aspects of the offer, and the person making the offer) deemed relevant by the Board of Directors of the Company.
          Section 5.5 Non-Solicitation by Parent.
          (a) Parent agrees that neither it nor any Subsidiary of Parent, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to, or afford access to the properties, books and records of Parent to, any person (other than the Company), in connection with or in response to a Parent Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than the Company) with respect to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or any other agreement providing for any Parent Acquisition Transaction (except as contemplated by Section 7.1(k)); provided, however, that this Section 5.5 shall not prohibit (A) Parent, or the Board of Directors of Parent, directly or indirectly through any officer, employee or Representative, prior to obtaining the Parent Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to an unsolicited, written Parent Acquisition Proposal that the Board of Directors of Parent concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably expected to result in a Parent Superior Offer if (1) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Parent Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (2) such Parent Acquisition Proposal did not result from a breach of this Section 5.5(a), (3) Parent gives to the Company the notice required by Section 5.5(b), and (4) Parent furnishes any nonpublic information provided to the maker of the Parent Acquisition Proposal only pursuant to a confidentiality agreement between Parent and such person on substantially the same terms with respect to confidentiality as the Confidentiality Agreement; or (B) Parent from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.
          (b) Parent shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Parent Acquisition Proposal, or any request for nonpublic information relating to Parent or any of its Subsidiaries in connection with a Parent Acquisition Proposal, advise the Company orally and in writing of such Parent Acquisition Proposal or request (including providing the identity of the person making or submitting such Parent Acquisition Proposal or request, and, (x) if it is in writing, a copy of such Parent Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof that is made or submitted by any person during the period between the date hereof and the Closing). Parent shall keep the Company informed in all material respects on a prompt basis with respect to any change to the material terms of, any such Parent Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change). Parent agrees that it shall promptly provide to the Company any non-public information concerning itself or its Subsidiaries provided to any other person in connection with any Parent Acquisition Proposal which was not previously provided to the Company.
          (c) Immediately following the execution of this Agreement, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than the Company) that relate to any Parent Acquisition Proposal.
          (d) Except as otherwise provided in Section 5.5(e) or Section 5.5(f), neither the Board of Directors of Parent nor any committee thereof may (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Parent Recommendation in a manner adverse to the Company or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Acquisition Proposal (any action described in this Section 5.5(d), a “Parent Change of Recommendation”).

          (e) Notwithstanding anything in this Agreement to the contrary, with respect to a Parent Acquisition Proposal, the Board of Directors of Parent may at any time prior to receipt of the Parent Stockholder Approval, make a Parent Change of Recommendation and terminate this Agreement pursuant to Section 7.1(k), if (and only if): (i) a written Parent Acquisition Proposal (that did not result from a breach of Section 5.4(a)) is made to Parent by a third party, and such Parent Acquisition Proposal is not withdrawn; (ii) Parent’s Board of Directors determines in good faith after consultation with its financial advisors that such Parent Acquisition Proposal constitutes a Parent Superior Offer; (iii) following consultation with outside legal counsel, Parent’s Board of Directors determines that the failure to make a Parent Change of Recommendation, or to terminate this Agreement pursuant to Section 7.1(k), would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable Laws; (iv) Parent provides the Company five (5) business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Parent Superior Offer that is specified in Section 5.5(b); and (v) at the end of the five (5) business day period described in clause (iv), the Board of Directors of Parent again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by the Company) that the Parent Acquisition Proposal continues to be a Parent Superior Offer and that the Parent Change of Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent under applicable Laws.
          (f) Nothing in this Agreement shall prohibit or restrict the Board of Directors of Parent, in circumstances not involving or relating to a Parent Acquisition Proposal, from effecting a Parent Change of Recommendation if (i) in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of Parent nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to a Parent Acquisition Proposal), the Board of Directors of Parent determines in good faith (after consultation with outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (ii) Parent has notified the Company in writing, at least five (5) business days in advance of such Parent Change of Recommendation, that it is considering taking such action and specifying in reasonable detail the reasons therefor and (iii) during such five (5) business day period Parent has considered, and, at the reasonable request of the Company, engaged in discussions with the Company regarding, any adjustments in writing by the Company in the terms and conditions of this Agreement, should the Company propose any such adjustments.
          (g) As used in this Agreement:
          (i) “Parent Acquisition Proposal” means any bona fide offer, inquiry, proposal or indication of interest, whether or not in writing, received from a third party (other than an offer, inquiry, proposal or indication of interest by the Company or any of its Subsidiaries) relating to any Parent Acquisition Transaction;
          (ii) “Parent Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization or business combination involving Parent; (b) any direct or indirect acquisition, sale or repurchase of securities, tender offer, exchange offer or other similar transaction or series of transactions which would result in a person or “Group” (as defined in the Exchange Act) of persons having direct or indirect beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding Parent Common Stock; (c) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole or (d) any liquidation or dissolution of Parent or any of its Subsidiaries; and
          (iii) “Parent Superior Offer” means a written Parent Acquisition Proposal to acquire at least (A) fifty percent (50%) of the equity securities of Parent or (B) 50% or more of the assets of Parent and its Subsidiaries, taken as a whole (based on the fair market value thereof), in each case on terms that Parent’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is more favorable to Parent’s stockholders than the Merger and the transactions contemplated by this Agreement (taking into account any proposal by the Company to amend or modify the terms of this Agreement which are committed to in writing), after taking into account such factors (including timing, likelihood of consummation, legal, financial, regulatory and other aspects of the offer, and the person making the offer) deemed relevant by the Board of Directors of Parent.
          Section 5.6 Filings; Other Actions.
          (a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Parent will cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company will cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger and the conversion of Company Stock Options into shares of Parent Common Stock, the conversion of the Restricted Shares into shares of Parent Common Stock as set forth in Section 5.8(a)(ii) and the conversion of the Company RSUs into shares of Parent Common Stock as set forth in Section 5.8(a)(iii), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective stockholders of Parent or the Company, as applicable.
          (b) Each of the Company and Parent shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholders, respectively, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider, in the case of Parent, the Stock Issuance (the “Parent Stockholders’ Meeting”) and, in the case of the Company, the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Company Stockholders’ Meeting”). The Company will, except in the case of a Company Change of Recommendation, through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. Parent will, except in the case of a Parent Change of Recommendation, through its Board of Directors, recommend that its stockholders approve the Stock Issuance, and will use reasonable best efforts to solicit from its stockholders proxies in favor of the Stock Issuance and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approval.
          (c) Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.
          Section 5.7 Treatment of Series A and Series B Warrants. Prior to the Effective Time, Parent and the Company shall make all necessary and appropriate provisions to ensure that, pursuant to the terms of the Warrant Agreement, holders of the Series A Warrants and Series B Warrants have the right to acquire and receive, upon the exercise of such warrants, the number of shares of Parent Common Stock that would have been issued or paid to the holders of the Series A Warrants and Series B Warrants if such holders were to have exercised the Series A Warrants and Series B Warrants immediately prior to the Effective Time, including Parent’s assumption by written instrument of the obligations to deliver to each such holder such shares of Parent Common Stock pursuant to the terms of the Warrant Agreement.
          Section 5.8 Stock Options and Other Stock-Based Awards; Employee Matters.
          (a) Stock Options and Other Stock-Based Awards.
          (i) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holders thereof, vest and be converted into an option (a “Parent Stock Option”), on the same terms and conditions (except as provided in this Section 5.8(a)(i)) as were applicable under such Company Stock Option immediately prior to the Effective Time, to purchase that number of shares of Parent Common Stock equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option and (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. The per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Stock Options will be equal to the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which the Company Stock Options were exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, and rounding the resulting per-share exercise price up to the nearest whole cent.
          (ii) At the Effective Time, each award of restricted Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Restricted Shares”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest and be converted into, in accordance with Section 2.1 a number of shares of Parent Common Stock (and cash in lieu of fractional shares) equal to the product of (A) the total number of shares of Company Common Stock subject to such grant of Restricted Shares and (B) the Exchange Ratio.
          (iii) Effective as of the Effective Time, each award of restricted share units or phantom shares with respect to shares of Company Common Stock under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall, as of the Effective Time, whether or not then vested or free of conditions to payment, vest and automatically and without any action on the part of the holder thereof, be converted, into the right to receive from Parent, at the Effective Time, a number of shares of Parent Common Stock (and cash in lieu of fractional shares to be paid by the Surviving Corporation to the holder) equal to the product of (A) the total number of shares of Company Common Stock subject to such grant of Company RSUs and (B) the Exchange Ratio; provided, that, for the avoidance of doubt, to the extent that a holder of a Company RSU has made a valid deferral election with respect to such Company RSU, the settlement of such Company RSU shall be governed by the terms of such deferral election.
          (iv) Prior to the Effective Time, the Company shall pass resolutions to effect the foregoing provisions of this Section 5.8(a).
          (b) Employee Matters.
          (i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and Parent Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and shall assume as of the Effective Time the agreements identified in Section 5.8(b)(i) of the Company Disclosure Schedule, provided that nothing herein shall prohibit Parent from amending or terminating any such Company Benefit Plans, Parent Benefit Plans, arrangements or agreements in accordance with their terms as in effect immediately prior to the Effective Time or from terminating the employment of any Company Employee or Parent Employee to the extent permitted by applicable Law.
          (ii) From and after the Effective Time, the Company Benefit Plans and the Parent Benefit Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to employees and former employees of the Company or Parent and their Subsidiaries (the “Newco Employees”), respectively, covered by such plans at the Effective Time, until such time as Parent shall otherwise determine, subject to applicable Laws and the terms of such plans. Prior to the Effective Time, the Company and Parent shall cooperate in reviewing, evaluating and analyzing the Company Benefit Plans and the Parent Benefit Plans with a view towards developing appropriate new Benefit Plans for Newco Employees. It is the intention of Parent and the Company, to the extent permitted by applicable Laws, to (x) develop new Benefit Plans, as soon as reasonably practicable after the Effective Time, which, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and (B) do not discriminate between Newco Employees who were covered by Company Benefit Plans, on the one hand, and those covered by Parent Benefit Plans on the other, at the Effective Time and (y) to provide to similarly situated Newco Employees following the Effective Time base salaries and wage rates and cash bonus opportunities on a substantially equivalent basis and in a manner that does not discriminate between Newco Employees who were Parent employees, on the one hand, and those who were Company employees on the other, at the Effective Time. For purposes of this Agreement, “Benefit Plans” means, with respect to any entity, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), including, without limitation, bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements, that are sponsored, maintained or contributed by such entity or any of its Subsidiaries for the benefit of current or former directors, officers or employees of such entity or any of its Subsidiaries or any dependant or beneficiary thereof.
          (iii) With respect to any Benefit Plans in which any Newco Employees who are employees of the Company or Parent (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such Newco Employees did not participate prior to the Effective Time (the “New Plans”), Parent shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Newco Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan or Parent Benefit Plan, as the case may be; (B) provide each Newco Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan or Parent Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of the Newco Employees with Parent and the Company, and their respective affiliates, for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any New Plan in which such employees may be eligible to participate after the Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.
          (iv) Without limiting the generality of Section 8.10, the provisions of this Section 5.8(b) are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose.
          Section 5.9 Regulatory Approvals; Reasonable Best Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company, Parent or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any consent or approval required under any contract or agreement for the consummation of the transactions contemplated by this Agreement.
          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable, after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall use their respective reasonable best efforts to file an application to the FERC for the FERC Approval, an application to the NYPSC for approval, or a determination that no approval is required, under the PSL, a notice to the CPUC and any other filings, determined to be required as promptly as practicable after the date hereof. The Company and Parent shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.
          (c) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.9 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 5.9.
          (d) As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the FPA, the rules and regulations of the NYPSC and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.
          Section 5.10 Takeover Statute. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
          Section 5.11 Public Announcements. Except with respect to any (a) Company Change of Recommendation, (b) Parent Change of Recommendation, (c) action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 5.4, or (d) action taken by Parent or its Board of Directors pursuant to, and in accordance with, Section 5.5, so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.
          Section 5.12 Indemnification and Insurance.
          (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.12 without limit as to time.
          (b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.
          (c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300%, or a single up-front payment in excess of 600%, of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.
          (d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12.
          (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.12.

          Section 5.13 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
          Section 5.14 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.
          Section 5.15 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          Section 5.16 Reorganization Treatment. The parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the opinion conditions contained in Sections 6.2(d) and 6.3(d) have been satisfied, Parent shall file the opinions described in Sections 6.2(d) and 6.3(d) with the SEC by a post-effective amendment to the Form S-4 promptly following the Closing, unless opinions issued to the Company and Parent and addressing the qualification of the Merger (in similar form to those opinions described in Sections 6.2(d) and 6.3(d)) were previously filed with the SEC.
          Section 5.17 Tax Representation Letters. Parent shall use its reasonable best efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent (“Parent’s Counsel”), and Wachtell, Lipton, Rosen & Katz, counsel to the Company (the “Company’s Counsel”), a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub, and the Company shall use its reasonable best efforts to deliver to Parent’s Counsel and the Company’s Counsel a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of the Company, containing representations of the Company, in each case (notwithstanding Sections 3.26 and 4.26) as shall be reasonably necessary or appropriate to enable the Company’s Counsel to render the opinion described in Section 6.2(d) and Parent’s Counsel to render the opinion described in Section 6.3(d).

          Section 5.18 Stock Exchange Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE (under a new ticker symbol reflecting the new name of Parent, as agreed by the parties), subject to official notice of issuance, prior to the Closing Date.
          Section 5.19 Headquarters; Trading Operations. As of and after the Merger, (a) the principal executive offices of Parent shall be located in Houston, Texas and (b) the trading operations (and associated risk management function) of Parent shall be located in Atlanta, Georgia.
          Section 5.20 Certain Corporate Governance and Other Matters.
          (a) On or prior to the Effective Time, the bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit A.
          (b) Prior to the Effective Time, Parent shall take all actions as may be necessary to cause (i) the number of directors constituting the Board of Directors of Parent as of the Effective Time to be ten (10) and (ii) the Board of Directors of Parent as of the Effective Time to be composed of (A) four (4) directors designated by Parent prior to the Effective Time (at least three (3) of whom shall meet the independence standards of the NYSE with respect to Parent), (B) four (4) directors designated by the Company immediately prior to the Effective Time (at least three (3) of whom shall meet the independence standards of the NYSE with respect to Parent), (C) the Chairman, President and Chief Executive Officer of the Company immediately prior to the Effective Time and (D) the Chief Executive Officer and President of Parent immediately prior to the Effective Time.
          (c) Prior to the Effective Time, Parent shall take all actions as may be necessary to cause each of the Audit, Compensation, Nominating and Governance, and Risk and Finance Oversight committees of the Board of Directors of Parent as of the Effective Time to be composed of two (2) directors designated by Parent and two (2) directors designated by the Company.
          (d) Prior to the Effective Time, Parent shall take all corporate actions as may be necessary to cause (i) the Chairman, President and Chief Executive Officer of the Company to be elected to serve as the Chairman and Chief Executive Officer of Parent, (ii) the Chief Executive Officer and President of Parent to be elected to serve as the President and Chief Operating Officer of Parent and (iii) such other action to be taken as is identified in Section 5.20(d) of the Parent Disclosure Schedule.
          Section 5.21 Financing.
          (a) Each party shall use its reasonable best efforts to arrange and obtain debt financing as promptly as reasonably necessary for the proceeds thereof to be available on the Closing Date in the amounts set forth in the term sheets contained in Section 5.21 of the Parent Disclosure Schedule hereto on terms that are substantially consistent with or not substantially less favorable to the parties hereto, in each party’s good faith commercial judgment, than the terms set forth in the term sheets contained in Section 5.21 of the Parent Disclosure Schedule together with any other terms reasonably acceptable to the parties hereto (the “Term Sheet Financing”) or, if the Term Sheet Financing is not available or the parties hereto agree to pursue other debt financing, in such amounts and on such other terms and conditions as are acceptable to all parties (in each party’s sole discretion) (any financing described in this sentence, “Acceptable Financing”). Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require any party to arrange or obtain debt financing that is not Acceptable Financing.
          (b) In furtherance of the foregoing covenant, if Acceptable Financing is available to the parties hereto, each party hereto hereby agrees to use its reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to such Acceptable Financing, and to offer customary fees, discounts and other incentives to potential financing sources, (ii) satisfy on a timely basis all conditions applicable to such Acceptable Financing in such definitive agreements, and (iii) use reasonable best efforts to consummate the Acceptable Financing at or prior to the Closing.
          (c) With respect to any Acceptable Financing proposed to be entered into by any party hereto, each party shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assist in the preparation of (A) any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such Acceptable Financing (and to provide any financial and other information customarily included in any such document) and (B) materials for rating agency presentations, (iii) obtain customary accountants’ comfort letters including “negative assurance” comfort and consents of accountants for use of their reports in any materials relating to such Acceptable Financing, legal opinions, appraisals, surveys, title insurance and other customary documentation and items relating to such Acceptable Financing, (iv) execute and deliver, as of the Closing, any pledge and security documents, other definitive financing documents, or other certificates or documents, as may be reasonably necessary to facilitate such Acceptable Financing, and (v) take all corporate actions, subject to the Closing, reasonably necessary or customary to permit the consummation of such Acceptable Financing and to permit the proceeds thereof to be made available on the Closing Date to consummate the transactions contemplated by this Agreement.
          Section 5.22 Treatment of Certain Indebtedness.
          (a) Parent shall use reasonable best efforts to negotiate a payoff letter, in advance of the Closing, from the agent under that certain Credit and Guaranty Agreement, dated as of June 12, 2007 (the “Parent Credit Facility”), among Parent, the other loan parties referred to therein, each lender from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other parties thereto, with respect to the Indebtedness of Parent and its Subsidiaries under the Parent Credit Facility. On the Closing Date, Parent shall use reasonable best efforts to, and to cause its Subsidiaries to, (i) terminate the Parent Credit Facility and all related contracts, agreements and other documents to which Parent or any of its Subsidiaries is a party and (ii) cause to be released all Liens on its assets and the assets of its Subsidiaries relating to the Parent Credit Facility.

          (b) Parent shall (i) issue a notice of optional redemption for all of the outstanding principal amount of its 6.75% Senior Secured Notes due 2014 issued and outstanding under that certain Senior Indenture, dated as of December 22, 2004, between Parent and Wilmington Trust Company, as trustee, as amended, and (ii) use reasonable best efforts to, on the Closing Date, satisfy and discharge all of the outstanding principal amount of such notes and cause to be released all Liens on its assets and the assets of its Subsidiaries relating to such notes, in each case, in accordance with the requisite provisions of the indenture and supplemental indentures governing such notes; provided, however, that Parent shall have no obligations under clauses (i) and (ii) of this Section 5.22(b) if Parent obtains a consent, on terms and conditions (including the date by which such consent must be obtained) mutually agreed with the Company, from the holders of a majority in aggregate principal amount of the Senior Secured Notes outstanding.
          (c) Parent shall use reasonable best efforts to effect, as of the Closing Date, (i) the defeasance of all of the outstanding principal amount of the Pennsylvania Economic Development Financing Authority (“PEDFA”) Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2001A, Series 2002A, Series 2002B, Series 2003A and Series 2004A (together, the “PEDFA Bonds”), pursuant to their respective Trust Indentures, dated as of December 1, 2001, April 1, 2002, April 1, 2002, September 1, 2003, and December 1, 2004, respectively, between PEDFA and J.P Morgan Trust Company, National Association, as trustee, in each case as amended, and (ii) the release of all Liens on its assets and the assets of its Subsidiaries relating to the PEDFA Bonds; provided, however, that Parent shall have no obligation to seek to effect such defeasance or release with respect to any series of PEDFA Bonds as to which Parent obtains a consent, on terms and conditions (including the date by which such consent must be obtained) mutually agreed with the Company, from the holders of a majority in aggregate principal amount of such series of PEDFA Bonds outstanding.
          (d) The Company shall use reasonable best efforts to cause its Subsidiary, Mirant North America, LLC (the “Subsidiary Borrower”), to negotiate a payoff letter, in advance of the Closing, from the administrative agent under that certain Credit Agreement, dated as of January 3, 2006 (the “Subsidiary Credit Facility”), among the Subsidiary Borrower, the several lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as co-syndication agents and JPMorgan Chase Bank as, N.A., as administrative agent, with respect to the Indebtedness of the Subsidiary Borrower and its Subsidiaries under the Subsidiary Credit Facility. On the Closing Date, the Company shall use reasonable best efforts to cause the Subsidiary Borrower and its Subsidiaries to (i) terminate the Subsidiary Credit Facility and all related contracts, agreements and other documents to which the Subsidiary Borrower or any of its Subsidiaries is a party and (ii) cause to be released all Liens on the assets of the Subsidiary Borrower and any of its Subsidiaries relating to the Subsidiary Credit Facility.
          (e) The Company shall use reasonable best efforts to cause the Subsidiary Borrower (i) to issue a notice of optional redemption for all of the outstanding principal amount of the notes issued and outstanding under that certain Indenture, dated as of December 23, 2005, among the Subsidiary Borrower, Mirant North America Escrow, LLC, MNA Finance Corp., the Subsidiary guarantors from time to time party thereto and Law Debenture Trust Company of New York, as trustee and (ii) on the Closing Date, satisfy and discharge all of the outstanding principal amount of such notes, in each case, in accordance with the requisite provisions of the indenture and any supplemental indentures governing such notes.
          Section 5.23 Tax Matters. From and after the date hereof and prior to the Effective Time or the date, if any on which this Agreement is earlier terminated pursuant to Section 7.1, each of Parent and the Company (i) shall keep the other reasonably apprised of the status of any material Tax matters and (ii) shall not settle or compromise any material Tax liability or refund without first using reasonable good faith efforts to consult in good faith with the other party if such settlement or compromise could have an adverse effect that, individually or in the aggregate, is material to Parent and its Subsidiaries or the Company and its Subsidiaries respectively.
ARTICLE VI
CONDITIONS TO THE MERGER
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:
          (a) Each of the Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.
          (b) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.
          (c) The FERC Approval and an order of the NYPSC approving, or determining that no approval is required, shall have been obtained, the expiration of the waiting period required under the HSR Act shall have occurred and notices with the CPUC shall have been filed (all such permits, approvals, filings and consents and the lapse of such waiting period being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.
          (d) The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
          (e) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (f) The proceeds of the Acceptable Financing shall be received by Parent or its Subsidiaries, as applicable, and the Company or its Subsidiaries, as applicable.

          Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company on or prior to the Effective Time of, the following conditions:
          (a) The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than Sections 4.2 and 4.10) that are qualified by Parent Material Adverse Effect shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as though made at and as of the Closing Date, (ii) this Agreement (other than Sections 4.2 and 4.10 and those representations and warranties qualified by Parent Material Adverse Effect) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (iii) Section 4.2 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iv) Section 4.10 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.
          (b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
          (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
          (d) The Company shall have received from the Company’s Counsel, a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.17.
          Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:
          (a) The representations and warranties of the Company set forth in (i) this Agreement (other than Sections 3.2 and 3.10) that are qualified by Company Material Adverse Effect shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) this Agreement (other than Sections 3.2 and 3.10 and those representations and warranties qualified by Company Material Adverse Effect) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, in the aggregate, reasonably be expected to have a Company

Material Adverse Effect, (iii) Section 3.2 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iv) Section 3.10 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.
          (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
          (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
          (d) Parent shall have received from Parent’s Counsel, a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.17.
          Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any material provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.9.
ARTICLE VII
TERMINATION
          Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:
          (a) by the mutual written consent of the Company and Parent;
          (b) by either Parent or the Company if the Merger shall not have been consummated on or prior to December 31, 2010 (the “End Date”), provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the condition set forth in Section 6.1(c)), the End Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond

March 31, 2011, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement;
          (c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction;
          (d) by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;
          (e) by either the Company or Parent if the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval contemplated by this Agreement shall not have been obtained;
          (f) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) shall not have been cured within 30 days following receipt by Parent of written notice of such breach from the Company (such notice to describe such breach in reasonable detail), or which breach, by its nature, cannot be cured prior to the End Date (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);
          (g) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) shall not have been cured within 30 days following receipt by the Company of written notice of such breach from Parent (such notice to describe such breach in reasonable detail), or which breach, by its nature, cannot be cured prior to the End Date (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);
          (h) by Parent in the event of a Company Change of Recommendation;
          (i) by the Company in the event of a Parent Change of Recommendation;
          (j) by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Company Superior Offer, if the Company has complied with its obligations under Section 5.4(e); provided that any such purported termination by the Company pursuant to this Section 7.1(j) shall be void and of no force or effect unless the Company pays to Parent the Acquisition Proposal Termination Fee in accordance with Section 7.2; and
          (k) by Parent, at any time prior to obtaining the Parent Stockholder Approval, in order to enter into a definitive agreement with respect to a Parent Superior Offer, if Parent has complied with its obligations under Section 5.5(e); provided that any such purported termination by Parent pursuant to this Section 7.1(k) shall be void and of no force or effect unless Parent pays to the Company the Acquisition Proposal Termination Fee in accordance with Section 7.2.
          In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the provisions of Sections 7.2, 8.2, 8.4, 8.5, 8.6, 8.10 and 8.13), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
          Section 7.2 Termination Fee.
          (a) Parent and the Company agree that (i) if this Agreement is terminated by the Company pursuant to Section 7.1(j), (ii) if this Agreement is terminated by Parent pursuant to Section 7.1(h) with respect to a Company Change of Recommendation under Section 5.4(e), or (iii) (A) if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d), (B) prior to any such termination, any person (other than Parent or its affiliates) shall have made a Company Acquisition Proposal which shall have been publicly announced or disclosed (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) and (C) within six (6) months after such termination of this Agreement, the Company shall have entered into an agreement to consummate (which shall thereafter be consummated regardless of whether outside of such six-month period), or shall have consummated, a Company Acquisition Transaction, then the Company shall pay to Parent the Acquisition Proposal Termination Fee. Any Acquisition Proposal Termination Fee shall be paid to Parent by the Company in immediately available funds (x) upon termination of this Agreement in the case of a termination pursuant to clause (i) above, (y) within two (2) business days after termination of this Agreement in the case of clause (ii) above, and (z) upon the consummation of a Company Acquisition Transaction in the case of a termination pursuant to clause (iii) above.
          (b) Parent and the Company agree that if this Agreement is terminated by Parent pursuant to Section 7.1(h) with respect to a Company Change of Recommendation under Section 5.4(f), then the Company shall pay to Parent the Termination Fee. Any Termination Fee shall be paid to Parent by the Company in immediately available funds within two (2) business days after such termination.
          (c) Parent and the Company agree that (i) if this Agreement is terminated by Parent pursuant to Section 7.1(k), (ii) if this Agreement is terminated by the Company pursuant to Section 7.1(i) with respect to a Parent Change of Recommendation under Section 5.5(e), or (iii) (A) if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(e), (B) prior to any such termination, any person (other than the Company or its affiliates) shall have made a Parent Acquisition Proposal which shall have been publicly announced or disclosed (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Parent Acquisition Proposal) and (C) within six (6) months after such termination of this Agreement, Parent shall have entered into an agreement to consummate (which shall thereafter be consummated regardless of whether outside of such six-month period), or shall have consummated, a Parent Acquisition Transaction, then Parent shall pay to the Company the Acquisition Proposal Termination Fee. Any Acquisition Proposal Termination Fee shall be paid to the Company by Parent in immediately available funds (x) upon termination of this Agreement in the case of a termination pursuant to clause (i) above, (y) within two (2) business days after termination of this Agreement in the case of clause (ii) above, and (z) upon the consummation of a Parent Acquisition Transaction in the case of a termination pursuant to clause (iii) above.
          (d) Parent and the Company agree that if this Agreement is terminated by the Company pursuant to Section 7.1(i) with respect to a Parent Change of Recommendation under Section 5.5(f), then Parent shall pay to the Company the Termination Fee. Any Termination Fee shall be paid to the Company by Parent in immediately available funds within two (2) business days after such termination.
          (e) Solely for purposes of this Section 7.2, (i) “Company Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.4, except that all references to twenty percent (20%) shall be changed to fifty percent (50%) and (ii) a “Parent Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.5, except that all references to twenty percent (20%) shall be changed to fifty percent (50%).
          (f) As used in this Agreement, “Acquisition Proposal Termination Fee” means $57,780,000 and “Termination Fee” means $37,150,000.
          (g) Upon payment of the Acquisition Proposal Termination Fee or the Termination Fee, as applicable, to Parent, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders (provided that nothing herein shall release any party from liability for intentional breach or fraud). Upon payment of the Acquisition Proposal Termination Fee or the Termination Fee, as applicable, to the Company, Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its stockholders (provided that nothing herein shall release any party from liability for intentional breach or fraud). The parties acknowledge and agree that in no event shall the Company or Parent, as applicable, (i) be required to pay the Acquisition Proposal Termination Fee or the Termination Fee on more than one occasion or (ii) be required to pay both the Acquisition Proposal Termination Fee and the Termination Fee.
ARTICLE VIII
MISCELLANEOUS
          Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
          Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that the HSR Act filing fees, costs and expenses related to the Acceptable Financing and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement (including applicable SEC filing fees) shall be borne equally by Parent and the Company.
          Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
          Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that if (i) financing is available that is Acceptable Financing and (ii) all of the conditions set forth in Article VI (other than Section 6.1(f)) have been satisfied or waived, each party which is in compliance with its obligations hereunder shall be entitled to an injunction, specific performance and other equitable relief to cause the borrowing of the relevant proceeds of the Acceptable Financing and/or the taking of all other actions necessary to effect such borrowing. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the

State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:
          To Parent or Merger Sub:
RRI Energy, Inc.
1000 Main Street
Houston, Texas 77002
Telecopy: (832) 357-0140
Attention: General Counsel
           with copies to:
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, Texas 77002
Telecopy: (212) 753-2000
Attention: Michael P. Rogan, Esq.
                  Frank E. Bayouth, Esq.

To the Company:
Mirant Corporation
1155 Perimeter Center West
Atlanta, GA 30338-5416
Telecopy: (678) 579-6770
Attention: General Counsel
with copies to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy: (212) 403-2000
Attention: Daniel A. Neff, Esq.
                 Gregory E. Ostling, Esq.
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
          Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except for assignments by Merger Sub to a wholly owned direct or indirect Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties except, following the Effective Time, for the provisions of Sections 2.1, 5.7, 5.8(a) and 5.12.

          Section 8.10 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
          Section 8.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 8.12 No Third Party Beneficiaries. Except, after the Effective Time, for Sections 2.1, 5.7, 5.8(a) and 5.12, each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
          Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
          Section 8.14 Definitions.
          (a) References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the executive officers of Parent or the individuals listed in Section 8.14(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the executive officers of the Company or the individuals listed on Section 8.14(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.
          (b) Each of the following terms is defined on the page set forth opposite such term:

Acceptable Financing	64
Acquisition Proposal Termination Fee	71
Action	61
affiliates	76
Agreement	1
Benefit Plans	57
business day	76
Cancelled Shares	3
Certificate of Merger	2
Closing	2
Closing Date	2
Code	1
Common Shares Trust	4
Company	1
Company 2010 Budget	39
Company 2011 Budget	39
Company Acquisition Proposal	50
Company Acquisition Transaction	51
Company Approvals	11

Company Benefit Plans	14
Company Change of Recommendation	50
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	19
Company Equity Awards	10
Company Leased Real Property	20
Company Material Adverse Effect	8
Company Material Contracts	22
Company Organizational Documents	8
Company Owned Real Property	20
Company Permits	13
Company Permitted Lien	11
Company Preferred Stock	9
Company Real Property Leases	20
Company Recommendation	10
Company Rights	3
Company Rights Agent	21
Company Rights Agreement	21
Company RSUs	56
Company SEC Documents	12
Company Stock Option	56
Company Stock Plans	56
Company Stockholder Approval	21
Company Stockholders’ Meeting	55
Company Superior Offer	51
Company Trading Policies	23
Company Warrants	9
Company’s Counsel	62
Confidentiality Agreement	48
control	76
Controlled Group Liability	15
CPUC	11
Credit Facility	65
Derivative Product	23
DGCL	1
Effective Time	2
End Date	68
Environment	14
Environmental Law	14
ERISA	57
Excess Shares	4
Exchange Act	10
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	3

FCC	11
FERC	11
FERC Approval	11
Form S-4	16
FPA	11
GAAP	12
Governmental Entity	11
Hazardous Materials	14
HSR Act	11
Indebtedness	43
Indemnified Party	61
Intellectual Property	19
Joint Proxy Statement	16
knowledge	76
Law	13
Laws	13
Lien	11
Merger	1
Merger Consideration	3
Merger Sub	1
Net Company Position	23
Net Parent Position	37
New Plans	58
Newco Employees	57
NYPSC	11
NYSE	4
Parent	1
Parent 2010 Budget	44
Parent 2011 Budget	44
Parent Acquisition Proposal	53
Parent Acquisition Transaction	53
Parent Approvals	27
Parent Benefit Plans	30
Parent Change of Recommendation	52
Parent Common Stock	3
Parent Credit Facility	64
Parent Disclosure Schedule	24
Parent Employees	33
Parent Equity Awards	26
Parent Leased Real Property	35
Parent Material Adverse Effect	24
Parent Material Contracts	36
Parent Organizational Documents	25
Parent Owned Real Property	34
Parent Permits	29
Parent Permitted Lien	27

Parent Real Property Leases	35
Parent Recommendation	27
Parent Rights	3
Parent Rights Agreement	3
Parent RSUs	46
Parent SEC Documents	28
Parent Stock Option	56
Parent Stockholder Approval	35
Parent Stockholders’ Meeting	55
Parent Superior Offer	54
Parent Trading Policies	37
Parent’s Counsel	62
PEDFA	65
PEDFA Bonds	65
Permitted Encumbrances	20
person	76
Plan of Reorganization	41
PSL	11
PUHCA	17
Refinancing Transactions	64
Regulatory Law	59
Representatives	48
Requisite Regulatory Approvals	66
Reserved Shares	9
Restricted Shares	56
Sarbanes-Oxley Act	12
SEC	12
Securities Act	10
Series A Preferred Stock	9
Series A Warrants	9
Series B Preferred Stock	9
Series B Warrants	9
Share	3
Stock Issuance	27
Subsidiaries	75
Subsidiary Borrower	65
Surviving Corporation	2
Takeover Laws	21
Tax Return	18
Taxes	18
Term Sheet Financing	64
Termination Date	38
Termination Fee	71
Warrant Agreement	9

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

RRI ENERGY, INC.
By:	/s/ Mark M. Jacobs
	Name:	Mark M. Jacobs
	Title:	President and CEO

RRI ENERGY HOLDINGS, INC.
By:	/s/ Michael L. Jines
	Name:	Michael L. Jines
	Title:	President

MIRANT CORPORATION
By:	/s/ Edward R. Muller
	Name:	Edward R. Muller
	Title:	Chairman, President and CEO

Signature Page to the Agreement and Plan of Merger